Exhibit 99.1

For Release: Immediately

Contact:	Media –
Christopher Farage - Vice President Corp. Communications 216/896-2750
cfarage@parker.com

Financial Analysts –
Pamela Huggins, Vice President - Treasurer 216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Hannifin Adopts New Shareholder Protection Rights Plan

CLEVELAND, OHIO, January 30, 2007 - Parker Hannifin Corporation (NYSE: PH), the world leader in motion and control technologies, announced today that its Board of Directors has adopted a new Shareholder Protection Rights Plan to replace the existing plan, which will expire on February 17, 2007.

The Board’s action represents a continuation of Parker’s commitment to protect the long-term value of its shareholders’ investment. A letter regarding the adoption of the new plan and a summary of its terms will be mailed to shareholders.

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Forward-Looking Statement:

Forward-looking statements contained in this document and other written reports and oral statements are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the Company’s future performance and earnings projections of the Company may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the Company’s ability to achieve and maintain anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments, or significant changes in financial condition, uncertainties surrounding timing, successful completion or integration of acquisitions, threats associated with and efforts to combat terrorism, competitive market conditions and resulting effects on sales and pricing, increases in raw material costs that cannot be recovered in product pricing, the Company’s ability to manage costs related to insurance and employee retirement and health care benefits, and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The Company undertakes no obligation to update or publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Report.

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